Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 28, 2023, in the Registration Statement (Form F-4 No. 333-275092) and related Prospectus of Cadeler A/S dated October 31, 2023.

EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

October 31, 2023

/s/ EY Godkendt Revisionspartnerselskab